UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 16, 2008

Ener1, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	0-21138	59-2479377
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1540 Broadway, Suite 25C, New York, New York		10036
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212 920-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 16, 2008, Ener1, Inc. ("Ener1") entered into a Purchase Agreement to acquire, through the purchase of two intermediate holding companies, approximately 83% of the capital stock of Enertech International, Inc. ("Enertech"). Enertech is a lithium-ion battery cell producer based in Korea.

Ener1 will acquire the 83% equity stake in Enertech for 5 million shares of Ener1, Inc. common stock, 2.56 million warrants and $600,000 in cash. The warrants will have a two-year maturity and will be exercisable into shares of Ener1 stock at a strike price of $7.50.

The closing is subject to certain conditions including the exchange of consideration and the delivery of consents, certifications, and other customary closing deliverables, including director resignations. The closing is expected to occur on or before October 31, 2008.

Ener1 has agreed to file a registration statement covering the shares to be transferred at the closing as well as the shares issuable upon exercise of the warrants within 75 days of the closing and to use reasonable efforts to cause the Registration Statement to become effective within 45 days of filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ener1, Inc.

October 17, 2008	By:	/s/ Gerard A. Herlihy

Name: Gerard A. Herlihy
Title: Chief Financial Officer